  As filed with the Securities and Exchange Commission on September 27, 1999.

                                                              File No. 333-81151
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               FREESHOP.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           WASHINGTON                          7310                          91-1809146
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                                                                    JOHN WADE
                                                             CHIEF FINANCIAL OFFICER
                                                                FREESHOP.COM, INC.
            95 SOUTH JACKSON STREET                          95 SOUTH JACKSON STREET
                   SUITE 300                                        SUITE 300
           SEATTLE, WASHINGTON 98104                        SEATTLE, WASHINGTON 98104
                 (206) 441-9100                                   (206) 441-9100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE        (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                    NUMBER,                      TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                    FOR SERVICE)
               EXECUTIVE OFFICES)

                                   COPIES TO:

              CHRISTOPHER J. BARRY                              STEPHEN M. GRAHAM
             BRYCE L. HOLLAND, JR.                               PERKINS COIE LLP
              DORSEY & WHITNEY LLP                        1201 THIRD AVENUE, 48TH FLOOR
          U.S. BANK CENTRE, SUITE 4200                      SEATTLE, WASHINGTON 98101
               1420 FIFTH AVENUE                                  (206) 583-8888
           SEATTLE, WASHINGTON 98101
                 (206) 903-8800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table states the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered by this registration statement. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                               AMOUNT
                                                              --------
Securities and Exchange Commission Registration Fee.........  $ 12,788
NASD Filing Fee.............................................     5,100
Nasdaq National Market Listing Fee..........................    87,500
Legal Fees and Expenses.....................................   250,000
Accountants' Fees and Expenses..............................   200,000
Blue Sky Filing and Counsel Fees and Expenses...............     5,000
Printing and Engraving Expenses.............................   170,000
Transfer Agent and Registrar Fees...........................     3,500
Miscellaneous Expenses......................................    16,112
                                                              --------
          Total.............................................  $750,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "Washington Act") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 6 of the registrant's Second Amended and Restated Articles of Incorporation and Article IX of the registrant's Amended and Restated Bylaws together provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The registrant has entered into agreements with its directors and officers arising out of their service as officers and director, as applicable, and has agreed to advance expenses to defend claims subject to indemnification. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.


     Section 23B.08.320 of the Washington Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 6 of the registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     Reference is also made to the form of Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement for certain provisions regarding the indemnification of officers and directors of the registrant by the underwriters in connection with matters specifically provided in writing by the underwriters for inclusion in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since the registrant's inception in June 1997, the registrant has issued and sold the following unregistered securities:

     1. On June 30, 1997, the registrant issued 4,600,820 shares of common stock and 774,194 shares of series A convertible preferred stock to Online Interactive, Inc. for aggregate consideration consisting of the contribution to the registrant of the operating assets and liabilities of the FreeShop Division of Online Interactive, Inc. The 774,194 shares of series A convertible preferred stock were convertible into the same number of shares of common stock.

     2. On July 18, 1997, the registrant issued 387,097 shares of Common Stock to Timothy C. Choate and 387,097 shares of common stock to John P. Ballantine upon conversion of series A preferred stock held by each of them.

     3. During the period July 1997 through June 1998, the registrant issued an aggregate of 964,872 shares of common stock to 21 investors for a consideration of $1.025 per share, or an aggregate of $989,003.

     4. On August 22, 1997, the registrant issued options for 24,391 shares of common stock exercisable at a price of $1.025 per share, expiring February 22, 1998, to each of Othneil D. Palomino and Dwayne Walker. These options were issued outside of the registrant's 1997 stock option plan.

     5. On September 7, 1997, the registrant issued options for 146,340 shares of common stock exercisable at a price of $1.025 per share, expiring October 30, 1997, to Michael Tannen and Johan Liedgren. The expiration of these options was extended to January 15, 1998. These options were issued outside of the registrant's 1997 stock option plan.

     6. On October 15, 1997, the registrant issued Warrants for 2,400 shares of common stock exercisable at a price of $1.02 per share, expiring October 23, 2002, to Hallco Leasing Corporation in partial consideration of an equipment lease.

     7. During the period October 1997 through December 1997, the registrant issued a total of 31,841 shares of common stock to its landlord, Merrill Place LLC, in lieu of rent payments in the aggregate amount of $32,637.

     8. On January 16, 1998, the registrant issued Warrants for 1,300 shares of common stock exercisable at a price of $1.02 per share, expiring January 16, 2002, to Karrie Lee for consulting services.

     9. On January 19, 1998, the registrant issued Warrants for 14,000 shares of common stock exercisable at a price of $1.02 per share, expiring January 23, 2003, to Hallco Leasing Corporation in partial consideration of an equipment lease.

     10. On January 23, 1998, the registrant issued Warrants for 400 shares of common stock exercisable at a price of $1.02 per share, expiring December 31, 2002, to Dennis Green for consulting services.

     11. On January 23, 1998, the registrant issued Warrants for 10,000 shares of common stock exercisable at a price of $1.02 per share, expiring January 23, 2002, to Employco, Inc. for consulting services.

     12. On March 17, 1998, the registrant issued a $50,000 convertible promissory note to Oki Enterprises, LLC, with a maturity date of March 1, 2000. The principal balance of the note was convertible at the discretion of the holder at any time prior to the maturity date into shares of the registrant's preferred stock on the same terms at which the registrant may then be offering preferred stock to other investors.

     13. On June 30, 1998, the registrant issued 1,456 shares of common stock to Anthony Lee Simonelli in consideration of consulting services valued at $1,492 rendered to the registrant.

     14. During the period June 1998 through September 1998, the registrant issued an aggregate of 612,674 shares of common stock to 22 investors at $1.50 per share for aggregate consideration of $919,004.

     15. On September 18, 1998, the registrant issued Warrants for 10,000 shares of common stock exercisable at a price of $1.50 per share, expiring September 18, 2003, to Imperial Bank in partial consideration of a credit facility.


     16. On December 11, 1998, the registrant issued 1,619,387 shares of common stock, and Warrants to purchase 1,174,143 shares of common stock at $4.29565 per share, 716,290 shares at $4.986 per share and 1,572,822 shares at $5.522975 per share and 13,332 shares of common stock at $3.965 per share to Fingerhut for an aggregate consideration of $4,000,000.


     17. In February 1999, the registrant issued an aggregate of 160,000 shares of common stock to a total of ten investors at $2.50 per share for aggregate consideration of $400,000.

     18. On April 5, 1999, the registrant issued 20,000 shares of common stock to Oki Enterprises, LLC, in exchange for the $50,000 convertible promissory note referenced in paragraph 12 above.

     19. On May 6, 1999, in accordance with an Asset Purchase Agreement among the registrant, Commonsite, LLC and a shareholder of Commonsite, the registrant issued 52,920 shares of common stock to Commonsite in connection with the registrant's purchase of certain of Commonsite's assets.

     20. On May 24, 1999, the registrant issued 293,536 shares of series B convertible preferred stock in lieu of common stock to Fingerhut for aggregate consideration of $5,043,704 upon the exercise by Fingerhut of a Warrant identified in paragraph 16 above. Each share of series B convertible preferred stock is convertible into four shares of common stock.


     21. On May 25, 1999, the registrant issued 10,000 shares of common stock to Employco for aggregate consideration of $10,250 upon the exercise by Employco of Warrants identified in paragraph 11 above.


     22. On June 8, 1999, the registrant issued 179,072 shares of series B convertible preferred stock in lieu of common stock to Fingerhut for aggregate consideration of $3,571,420 upon the exercise by Fingerhut of a warrant identified in paragraph 16 above. Each share of series B convertible preferred stock is convertible into four shares of common stock.


     23. Since inception, the registrant has issued an aggregate of 1,839,883 options to purchase common stock, with exercise prices ranging from $0.15 to $4.27 per share, to employees, directors, advisors and service providers under the registrant's 1997 stock option plan. Of these options, options for 811,492 shares have been canceled without being exercised, options for 75,102 shares have been exercised and options for 953,289 shares remain outstanding.


     The sales and issuances of securities described in paragraphs 3, 14, 16, 17, 19, 20 and 22 above were exempt from Securities Act registration pursuant to Rule 506 of Regulation D under the Securities Act. The sales and issuances of securities described in paragraphs 1, 2, 6-13, 15, 18 and 21 above were exempt from Securities Act registration under Section 4(2) of the Securities Act, on the basis that the transactions did not involve a public offering. The sales and issuances of securities described in paragraphs 4, 5 and 23 above were exempt from Securities Act registration under Rule 701 under the Securities Act, on the basis that these options were offered and sold in accordance with a written compensatory benefit plan or contract.

     No underwriters were used in connection with these sales and issuances.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A. Exhibits


    EXHIBIT NO.                            DESCRIPTION
    -----------                            -----------
       1.1**       Form of Underwriting Agreement.
       3.1**       Second Amended and Restated Articles of Incorporation of
                   registrant.
       3.2**       Amended and Restated Bylaws of registrant.
       4.1**       Specimen Stock Certificate.
       4.2**       Form of Common Stock Warrant.
       5.1**       Opinion of Dorsey & Whitney LLP.
      10.1**       Form of Indemnification Agreement between the registrant and each of its directors.
      10.2**       1997 Stock Option Plan, as amended.
      10.3**       Form of Stock Option Agreement.
      10.4**       Investor Subscription Agreement, dated December 10, 1998,
                   between registrant and Fingerhut Companies, Inc.
      10.5**       Warrant Agreement, dated December 10, 1998, between
                   registrant and Fingerhut Companies, Inc.
      10.6**       Stockholders Agreement, dated December 10, 1998, among
                   registrant, Timothy C. Choate, John P. Ballantine and
                   Fingerhut Companies, Inc.
      10.7**       Asset Purchase Agreement, dated May 5, 1999, among
                   registrant, Travel Companions International, Inc., Jeff Mohr and Janet Mohr.
      10.8**       Asset Purchase Agreement, dated May 6, 1999, among
                   registrant, Commonsite, LLC and Alan Bennett.
      10.9**       Registration Rights Agreement, dated May 6, 1999, between
                   registrant and Commonsite, LLC.
      10.10**      Loan and Security Agreement, dated September 18, 1998,
                   between registrant and Imperial Bank.
      10.11**      Lease Agreement, dated September 23, 1997 and amended as of
                   February 16, 1999, between registrant and Merrill Place LLC.
      10.12**      Promotion Agreement, dated May 18, 1998 and amended as of
                   June 30, 1998 and September 30, 1998, between registrant and
                   CNET, Inc.
      10.13+**     Linkshare Network Membership Agreement, dated September 23,
                   1998, between registrant and Linkshare Corporation.
      10.14**      Letter Agreement dated June 18, 1999 between registrant and
                   Fingerhut.
      10.15**      Escrow Agreement dated June 18, 1999 between registrant and
                   Fingerhut.
      10.16**      Common Stock Purchase Warrant dated January 26, 1998 in
                   favor of Karrie Lee.
      10.17**      Warrant to Purchase Stock dated September 18, 1998 in favor of Imperial Bank.
      10.18**      Common Stock Purchase Warrant dated January 23, 1998 in
                   favor of Hallco Leasing Corporation.
      10.19**      Common Stock Purchase Warrant dated December 4, 1997 in
                   favor of Hallco Leasing Corporation.
      10.20**      Common Stock Purchase Warrant dated January 26, 1998 in
                   favor of Employco, Inc.
      10.21+       Marketing Agreement with NewSub Services, Inc. effective as of June 1, 1999.
      23.1**       Consent of PricewaterhouseCoopers LLP, independent auditors.
      23.2**       Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

    EXHIBIT NO.                            DESCRIPTION
    -----------                            -----------
      24.1**       Power of Attorney (included on the signature page).
      27.1**       Financial Data Schedule.

-------------------------
** Previously filed.


 + Confidential treatment has been requested as to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.


     B. Financial Statement Schedules.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on September 24, 1999.


                                          FREESHOP.COM, INC.

                                          By:     /s/ TIMOTHY C. CHOATE
                                            ------------------------------------
                                                     Timothy C. Choate
                                                  Chairman, President and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
                /s/ TIMOTHY C. CHOATE                   Chairman, President and    September 24, 1999
-----------------------------------------------------   Chief Executive Officer
                  Timothy C. Choate                       (principal executive
                                                                officer)

                  /s/ JOHN A. WADE                     Secretary, Vice President,  September 24, 1999
-----------------------------------------------------      Finance and Chief
                    John A. Wade                           Financial Officer
                                                         (principal finance and
                                                          accounting officer)

                          *                                     Director           September 24, 1999
-----------------------------------------------------
                 John P. Ballantine

                          *                                     Director           September 24, 1999
-----------------------------------------------------
                   Kirk M. Loevner

                          *                                     Director           September 24, 1999
-----------------------------------------------------
                  John B. Balousek

                                                                Director
-----------------------------------------------------
                 William J. Lansing

               * /s/ TIMOTHY C. CHOATE
-----------------------------------------------------
                  Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
   1.1**       Form of Underwriting Agreement.
   3.1**       Second Amended and Restated Articles of Incorporation of
               registrant.
   3.2**       Amended and Restated Bylaws of registrant.
   4.1**       Specimen Stock Certificate.
   4.2**       Form of Common Stock Warrant.
   5.1**       Opinion of Dorsey & Whitney LLP.
  10.1**       Form of Indemnification Agreement between the registrant and each of its directors.
  10.2**       1997 Stock Option Plan, as amended.
  10.3**       Form of Stock Option Agreement.
  10.4**       Investor Subscription Agreement, dated December 10, 1998,
               between registrant and Fingerhut Companies, Inc.
  10.5**       Warrant Agreement, dated December 10, 1998, between
               registrant and Fingerhut Companies, Inc.
  10.6**       Stockholders Agreement, dated December 10, 1998, among
               registrant, Timothy C. Choate, John P. Ballantine and
               Fingerhut Companies, Inc.
  10.7**       Asset Purchase Agreement, dated May 5, 1999, among
               registrant, Travel Companions International, Inc., Jeff Mohr and Janet Mohr.
  10.8**       Asset Purchase Agreement, dated May 6, 1999, among
               registrant, Commonsite, LLC and Alan Bennett.
  10.9**       Registration Rights Agreement, dated May 6, 1999, between
               registrant and Commonsite, LLC.
  10.10**      Loan and Security Agreement, dated September 18, 1998,
               between registrant and Imperial Bank.
  10.11**      Lease Agreement, dated September 23, 1997 and amended as of
               February 16, 1999, between registrant and Merrill Place LLC.
  10.12**      Promotion Agreement, dated May 18, 1998 and amended as of
               June 30, 1998 and September 30, 1998, between registrant and
               CNET, Inc.
  10.13+**     Linkshare Network Membership Agreement, dated September 23,
               1998, between registrant and Linkshare Corporation.
  10.14**      Letter Agreement dated June 18, 1999 between registrant and
               Fingerhut.
  10.15**      Escrow Agreement dated June 18, 1999 between registrant and
               Fingerhut.
  10.16**      Common Stock Purchase Warrant dated January 26, 1998 in
               favor of Karrie Lee.
  10.17**      Warrant to Purchase Stock dated September 18, 1998 in favor of Imperial Bank.
  10.18**      Common Stock Purchase Warrant dated January 23, 1998 in
               favor of Hallco Leasing Corporation.
  10.19**      Common Stock Purchase Warrant dated December 4, 1997 in
               favor of Hallco Leasing Corporation.
  10.20**      Common Stock Purchase Warrant dated January 26, 1998 in
               favor of Employco, Inc.

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
  10.21+       Marketing Agreement with NewSub Services, Inc. effective as of June 1, 1999.
  23.1**       Consent of PricewaterhouseCoopers LLP, independent auditors
  23.2**       Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
  24.1**       Power of Attorney (included on the signature page).
  27.1**       Financial Data Schedule.


-------------------------
** Previously filed.


 + Confidential treatment has been requested as to certain portions of this Exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.